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                                                                    Exhibit 4.23

                               DMG LEGACY FUND LLC
                        DMG LEGACY INSTITUTIONAL FUND LLC
                          DMG LEGACY INTERNATIONAL LTD.
                              c/o DMG Advisors LLC
                        One Sound Shore Drive, Suite 202
                               Greenwich, CT 06830

                                 April 26, 2002

Speedcom Wireless Corporation
1748 Independence Boulevard, D-4
Sarasota, Florida 34243

     RE:  Letter Loan Agreement
          ---------------------

Ladies and Gentlemen:

     1.   Loan. This letter when fully executed will constitute a loan agreement
          ----
(the "Agreement") among DMG Legacy Fund LLC, DMG Legacy Institutional Fund LLC, and DMG Legacy International Ltd. (collectively, the "Lenders"), and Speedcom Wireless Corporation, a Delaware corporation ("Borrower"), pursuant to which Lenders, on the terms and conditions provided herein, shall agree to make one or more loans to or for the benefit of Borrower hereunder (each a "Loan" and collectively, the "Loans"), provided the aggregate principal amount of all Loans shall not exceed One Million Dollars ($1,000,000.00). The day on which Lenders make a Loan is referred to herein as a "Closing Date." The initial Closing Date shall be the date hereof and the initial Loan shall be for the principal amount of $750,000.00. The second Closing Date shall be within five (5) days of the date hereof and the second Loan shall be for the principal amount of $250,000.00. Each Lender's obligation to make a Loan is subject to the Borrower's fulfillment of each of the applicable conditions set forth in Section 4 hereof.

     2.   Loan Documents.
          --------------

          a.   Notes. The Loans shall be evidenced by separate promissory notes
               -----
issued to the Lenders in the principal amount of each such Loan in the form attached hereto as Exhibit A (together with any replacements and substitutes
                   ---------
therefor, the "Notes"). The principal amount of the Loans and interest thereon, calculated at the rate of 15% per annum as provided in the Notes, shall be payable as set forth more particularly therein.

          b.   Security Agreement. The Loans shall be secured by a continuing
               ------------------
security interest in all of the property and assets of the Borrower pursuant to the terms of a security agreement in the form attached hereto as Exhibit B (the
                                                                 ---------
"Security Agreement").

          c.   Letter Agreement. So long as the Loans are outstanding, Michael
               ----------------
McKinney shall not sell or transfer any of the shares of common stock of the Borrower

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beneficially owned or held of record by him, including, without limitation, any shares under his control, pursuant to the terms of a letter agreement by and among Michael McKinney and the Lenders in the form attached hereto as Exhibit C
                                                                      ---------
(the "Letter Agreement").

          d. Agreement to Vote Shares. Michael McKinney shall vote all of the
             ------------------------
shares of common stock of the Borrower beneficially owned or held of record by him, including, without limitation, any shares under his control, for any Change in Control Transaction (as defined below) which has been approved by the Borrower's Board of Directors, pursuant to the terms of an Agreement to Vote Shares in the form attached hereto as Exhibit D (the "Agreement to Vote
                                      ---------
Shares").

          e. This Agreement, the Notes, the Security Agreement, the Letter Agreement, the Agreement to Vote Shares and each other document which evidences and/or secures the Loans are hereinafter collectively referred to as the "Loan Documents."

     3.   Term and Termination. Subject to Section 7 hereof, the aggregate
          --------------------
principal amount of the outstanding Note and all accrued and unpaid interest thereon and other sums owing hereunder and thereunder shall be due and payable on the earliest (the "Maturity Date") of: (i) ninety (90) days following the
                      -------------
execution of a definitive agreement with respect to a bona fide merger, stock sale or sale of all or substantially all of the Borrower's assets with an acquiror acceptable to the Lenders which would result in a change in control of the Borrower (a "Change in Control Transaction"); (ii) July 31, 2002, if a
                 -----------------------------
Change in Control Transaction has not occurred; or (iii) the acceleration of the obligations as contemplated by this Agreement. The Maturity Date may be extended as agreed upon in writing between the parties.

     4.   Conditions Precedent.
          --------------------

          a. Documents to be Delivered. The obligation of each Lender to make
             -------------------------
any Loan is subject to the due execution and delivery by Borrower (or Borrower causing the due execution and delivery) to each Lender of each of the following (all documents to be in form and substance satisfactory to each Lender and their counsel):

             i. This Agreement, the Notes, the Security Agreement, the Letter Agreement, the Agreement to Vote Shares and each other instrument, agreement and document to be executed and/or delivered pursuant to this Agreement and/or the instruments, agreements and documents referred to in this Agreement.

             ii. A certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Borrower, dated as of the initial Closing Date, authorizing the execution, delivery and performance of the Loan Documents.

             iii. A certificate, dated as of the applicable Closing Date, signed by an executive officer of the Borrower to the effect that: (i) the representations and warranties set forth in Section 5 of this Agreement are true and correct as of the applicable Closing Date, (ii) it is the intention of the Borrower to comply with the covenants set forth in Section 6 of this Agreement and the Borrower has no reason to believe that it will not be able to comply with the covenants.

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             iv. The Borrower shall have filed all UCC financing statements in form and substance satisfactory to the Lenders at the appropriate offices to create a valid and perfected security interest in the Collateral (as defined in the Security Agreement).

             v. As a condition to the second Closing, the Employment Agreement Amendments (as defined in Section 6(a) hereof) shall have been executed and delivered to the Lenders.

          b. Absence of Certain Events. The following events shall not have
             -------------------------
occurred or be occurring as of any Closing Date: (i) the occurrence of a Material Adverse Effect (as defined below), or (ii) the inability to comply with the covenants.

    5.    Representations and Warranties.  To induce each Lender, severally and
          ------------------------------
not jointly, to make the Loan, Borrower hereby represents and warrants to each Lender that at and as of the date hereof:

          a. The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. The Borrower is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the ability of the Borrower to perform its obligations hereunder or on the business, operations, properties, prospects or financial condition of the Borrower.

          b. Each of the Loan Documents has been duly authorized, validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to perform its obligations hereunder and thereunder.

          c. The execution, delivery and performance of this Agreement and the Loan Documents will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Borrower's certificate of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Borrower, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Borrower or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

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          d. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Borrower is required in connection with the valid execution and delivery of this Agreement or the Loan Documents.

All representations and warranties made by Borrower under or in connection with this Agreement shall survive the making of the Loans and issuance and delivery of the Note to Lenders, notwithstanding any investigation made by Lenders or on Lenders' behalf. All statements contained in any certificate or financial statement delivered by Borrower to Lenders under this Agreement or any other Loan Document shall constitute representations and warranties made by Borrower hereunder.

     6.   Affirmative Covenants.  To induce each Lender, severally and not
          ---------------------
jointly, to make the Loan, Borrower hereby covenants to each Lender as follows:

          a. On or before the second Closing, the employees of the Borrower listed on Schedule 6(a) hereto shall enter into and execute amendments to their
          -------------
respective employment agreements which shall state that such employees shall remain employed by the Borrower through any transition period until at least December 31, 2002 regardless of the parties involved in the Change in Control Transaction (the "Employment Agreement Amendments"). The Employment Agreement
                  -------------------------------
Amendments shall be in a form satisfactory to the Lenders. The employees listed on Schedule 6(a) hereto shall use their best efforts to assist in the transition
   -------------
of operations of the Borrower and to provide the time and service necessary for the integration of the business and operations of the Borrower into the newly formed or combined entity.

          b. Michael McKinney shall vote all of the shares of common stock of the Borrower beneficially owned or held of record by him, including, without limitation, any shares under his control, which shares are listed on Schedule
                                                                     --------
6(b) hereto, for any Change in Control Transaction which has been approved by
----
the Borrower's Board of Directors. Furthermore, Michael McKinney shall use his best efforts to cause his former spouse to vote her shares for such Change in Control Transaction.

          c. Borrower shall apply $40,400.00 of the proceeds resulting from the issuance of the Note on the second Closing Date for payment to IW Miller and travel expenses to further develop the Borrower's potential transactions with Waverider Communications Inc., Malibu Networks and any other transaction that Lenders may approve. Such $40,400.00 includes $20,000.00 to be paid by the Lenders to Michael Sternberg for consulting services rendered to the Borrower for April 2002 in payment of any fees currently invoiced to the Borrower by Michael Sternberg. The balance of the proceeds received by the Borrower shall be used for general corporate purposes as set forth in the spreadsheets attached hereto as Exhibit E. All applications of proceeds pursuant to this Section 6(c)
          ---------
shall be approved by the Borrower's Board of Directors.

          d. The term of all outstanding Series B Warrants of the Borrower dated August 23, 2001 shall be extended until the Maturity Date.

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     7.   Events of Default; Remedies. Upon the occurrence of any of the
          ---------------------------
following (each, an "Event of Default"):

          a. the Borrower shall fail to make the payment of any amount of any principal outstanding after the date such payment shall become due and payable hereunder; or

          b. the Borrower shall fail to make any payment of interest after the date such interest shall become due and payable hereunder; or

          c. any representation, warranty, covenant or certification made by the Borrower herein, in the Notes, any other Loan Document or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

          d. the Borrower or any of its subsidiaries shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness for borrowed money (the "Indebtedness") (other than the Indebtedness hereunder)
                         ------------
the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such default entitles the holder thereof to declare such indebtedness to be due and payable, and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within twelve (12) business days of such acceleration, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

          e. A judgment or order for the payment of money shall be rendered against the Borrower or any subsidiary in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of thirty (30) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          f. the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

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           g. a proceeding or case shall be commenced in respect of the Borrower or any of it's subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days; or

           h. The occurrence of any event which has a Material Adverse Effect.

         THEN, Lenders may, at their election and without demand or notice of any kind, which are hereby waived, declare the unpaid balance of the Notes, and accrued interest thereon, immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by this Agreement, the Notes and the other Loan Documents or otherwise at law or in equity.

     8.    Miscellaneous.
           -------------

           a. The representations and warranties of Borrower contained herein shall survive the making of the Loans and shall remain effective until all indebtedness contemplated hereby shall have been paid by Borrower in full.

           b. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

           c. Each of the Borrower and each Lender (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Borrower and each Lender consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 8(j) below and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8(c) shall affect or limit any right to serve process in any other manner permitted by law.

           d. Any forbearance, failure, or delay by a Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of such Lender's rights,

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powers, and remedies shall continue in full force and effect until specifically waived in writing by such Lender.

           e. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

           f. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

           g. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

           h. Borrower shall reimburse Lenders, on demand, for all reasonable fees and costs incurred by Lenders (including reasonable fees and costs of Lenders' counsel) in connection with the enforcement of Lenders' rights and remedies thereunder.

           i. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

           j. Any notices, demands or waivers required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, or by facsimile (if received during normal business hours), in each case to the address of the party to receive such notice, demand or waiver as set forth below:

              If to Borrower:

                     Speedcom Wireless Corporation
                     7020 Professional Parkway East
                     Sarasota, Florida 34240
                     Attention:  Sara Byrne, Secretary
                     Fax No.: (941) 907-2394

              If to any of the Lenders:

                     c/o DMG Advisors LLC
                     One Sound Shore Drive
                     Suite 202
                     Greenwich, CT 06830
                     Attention: Andrew Wilder
                     Fax No.: (203) 629-0345

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                         with a copy to:

                            Jenkens & Gilchrist Parker Chapin LLP
                            The Chrysler Building
                            405 Lexington Avenue
                            New York, New York 10174
                            Attention:  Christopher S. Auguste
                            Tel. No.: (212) 704-6000
                            Fax No.:  (212) 704-6288

     Each party shall provide notice to the other party of any change in address, such notice to become effective upon receipt.

           k. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Lenders. Notwithstanding the foregoing, each Lender may assign its rights hereunder to any other person or entity without the consent of Borrower.

           l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

           m. All remedies of Lenders (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together against Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (iv) shall not be construed to be waived or released by Lenders' delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

                            [Signature Page Follows]

                                        8

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         By executing the appropriate signature line below, Borrower, intending to be legally bound hereby, agrees to the terms and conditions of this Agreement as of the date appearing opposite Borrower's signature.

                               Very truly yours,

                               DMG LEGACY FUND LLC


                               By: ______________________________________
                                     Name:
                                     Title:


                               DMG LEGACY INSTITUTIONAL FUND LLC


                               By: _____________________________________
                                     Name:
                                     Title:


                               DMG LEGACY INTERNATIONAL LTD.


                               By: _____________________________________
                                     Name:
                                     Title:



SPEEDCOM WIRELESS CORPORATION


By: ________________________________________
         Name: Michael McKinney
         Title:   Chief Executive Officer

                                       9

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                                    Exhibit A
                                    ---------
                                  Form of Note

                                       10

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                                    Exhibit B
                                    ---------
                           Form of Security Agreement

                                       11

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                                    Exhibit C
                                    ---------
                            Form of Letter Agreement

                                       12

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                                    Exhibit D
                                    ---------
                        Form of Agreement to Vote Shares

                                       13

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                                    Exhibit E
                                    ---------
                          Use of Proceeds Spreadsheets

                                       14

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                                  Schedule 6(a)
                                  -------------

         William R. Davis
         Patrick Pacifico
         Michael McKinney
         Philip Decker
         Sara Byrne

                                       15

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                                  Schedule 6(b)
                                  -------------

Shares directly owned by Michael McKinney: 1,849,995

Shares owned by Michael McKinney as custodian for Molly Michel McKinney: 321,780

Shares owned by Michael McKinney as custodian for Ryan Lewis McKinney: 321,780

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